Exhibit 99.2

FOR USE BY GOLDMAN SACHS BDC, INC. AND GSAM PERSONNEL ONLY

Selected Financial Highlights

Quarter Ended September 30, 2020 and as of Merger Closing October 9, 2020

Goldman Sachs Asset Management

(in $ millions, except per share data)	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	As of Closing of Merger on October 9, 2020[4,5]
Investment portfolio, at fair value[1]	$1,430.2	$1,454.3	$1,422.7	$1,424.5	$1,431.2	**$3,130.2**
Total debt oustanding[2]	$731.8	$773.4	$917.8	$918.5	$920.1	**$1,764.2**
Net assets	$684.8	$676.1	$594.9	$611.5	$626.4	**$1,580.1**
Ending debt to equity[3]	1.07x	1.14x	1.54x	1.50x	1.47x	**1.12x**
Net debt to equity[3]	1.05x	1.13x	1.40x	1.33x	1.29x	**0.93x[5]**
Net asset value per share	$16.98	$16.75	$14.72	$15.14	$15.49	**$15.57**

[1] The discussion of the investment portfolio excludes the Company's investment in a money market fund, if any, managed by an affiliate of Group Inc.
[2] Total debt outstanding includes debt issuance costs. Please refer to page 10 for debt net of issuance costs.
[3] The ending and net debt to equity leverage ratios exclude unfunded commitments.
[4] Inclusive of closing merger adjustments.
[5] As of September 30, 2020, on a pro-forma basis, net assets were $1,569.6 million, shares outstanding were 101,910,818, outstanding debt was $1,763.4 million, cash and cash equivalents were $292.5 million, total committed undrawn capital under our revolving credit facility was $397.3 million and total unfunded commitments were $144.4 million.

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FOR USE BY GOLDMAN SACHS BDC, INC. AND GSAM PERSONNEL ONLY

Pro-Forma Portfolio Summary: Goldman Sachs BDC, Inc.

Quarter Ended September 30, 2020

Goldman Sachs Asset Management

Portfolio Characteristics (as of September 30, 2020)

Invested Portfolio	
Total investments and commitments ($mm)	$3,264.1
Unfunded commitments ($mm)	$144.4
Investments at fair value ($mm)	$3,119.7
Yield at fair value of investments (%)[1]	9.3%
Yield at amortized cost of investments (%)[1]	7.9%

Portfolio Companies	Total Investments[2]
Number of portfolio companies	114
Weighted average leverage (net debt/EBITDA)	5.8x
Weighted average interest coverage	2.5x
Median EBITDA ($mm)	$33.5

Seniority[3]


Preferred Stock, 1.8%
Common Stock, 2.0%
Unsecured Debt, 0.2%
2nd Lien, 15.6%
Warrants, 0.0%
1st Lien Last-Out Unitranche, 4.4%
1st Lien, 76.0%

Fixed/Floating[3,4]


Fixed 0.9%
Floating 99.1%

Industry Diversification[3]

Industry	% of Invested Portfolio
Health Care Providers & Services	9.4%
Health Care Technology	8.7%
Interactive Media & Services	8.7%
Software	8.6%
IT Services	7.1%
Other (≤ 6.6% each)	57.5%

The discussion of the investment portfolio excludes an investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. [1]Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan. [2]For a particular portfolio company, EBITDA typically represents net income before net interest expense, income tax expense, depreciation and amortization. The net debt to EBITDA represents the ratio of a portfolio company's total debt (net of cash) and excluding debt subordinated to the Company's investment in a portfolio company, to a portfolio company's EBITDA. The interest coverage ratio represents the ratio of a portfolio company's EBITDA as a multiple of a portfolio company's interest expense. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's debt investments, excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, excluding investments where EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Median EBITDA is based on the Company's debt investments, excluding investments where EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. As of September 30, 2020, investments where EBITDA may not be the appropriate measure of credit risk represented 31.8% of total debt investments at fair value. Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount. [3]Measured on a fair value basis. [4]The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing preferred stock investments.

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